EXHIBIT 5.1

[McGuireWoods LLP Letterhead]

February 11, 2004

Board of Directors
BorgWarner Inc.
200 South Michigan Avenue
Chicago, Illinois 60604

Ladies and Gentlemen:

We have acted as special counsel to BorgWarner Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of Registration Statement No. 333-106787 on Form S-3, as may be amended from time to time (the “Registration Statement”). The Registration Statement relates to the offer and sale by the BorgWarner Inc. Benefit Plans Investment Trust of 160,000 shares of the Company’s common stock, par value $0.01 per share (the “Company Stock”). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed copies of resolutions of the Company’s Board of Directors, the Registration Statement, the Certificate of Incorporation and the Bylaws of the Company, each as amended to date, and such other documents as we have considered relevant. We have assumed that (i) all information contained in all documents reviewed by us is correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as copies are true and complete copies of the originals thereof, (iv) each natural person signing any document reviewed by us had the legal capacity to do so and (v) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Based upon the foregoing, we are of the opinion that the Company Stock covered by the Registration Statement is validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the State of Illinois, and do not render any opinion as to legal matters subject to or governed by laws other than the State of Illinois, United States federal jurisprudence or the Delaware General Corporation Law. This opinion letter speaks as of the date hereof. We disclaim any duty to advise you regarding any change subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.

This opinion is furnished only for your benefit and may not be relied upon by any other person or entity, nor may copies be delivered or disclosed to any other person or entity, without our prior written consent.

Very truly yours,

/s/ McGuireWoods LLP

McGuireWoods LLP